Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

ProQR Therapeutics N.V.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, nominal value €0.04 per share, issuable upon the exercise of outstanding options under the Equity Incentive Plan	457(h)	2,390,325 (2)	$1.55 (3)	$3,705,003.75	$0.00015310	$567.24
Equity	Ordinary Shares, nominal value €0.04 per share, issuable upon the vesting of outstanding restricted stock units under the Equity Incentive Plan	457(h)	53,569 (4)	$1.89 (5)	$101,245.41	$0.00015310	$15.51
Equity	Ordinary Shares, nominal value €0.04 per share, reserved for issuance under the Equity Incentive Plan	457(c) and 457(h)	4,762,172 (6)	$1.89 (5)	$9,000,505.08	$0.00015310	$1,377.98
Total Offering Amounts					$12,806,754.24		$1,960.73
Total Fee Offsets							N/A
Net Fee Due							$1,960.73

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (“Registration Statement”) shall also cover any additional ordinary shares, nominal value €0.04 per share (“Ordinary Shares”), of ProQR Therapeutics N.V. (the “Registrant”) that may, from time to time, become issuable under the ProQR Therapeutics N.V. Equity Incentive Plan (as may be amended from time to time, the “Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that results in an increase to the number of outstanding Ordinary Shares, as applicable.

(2)	Represents 2,390,325 Ordinary Shares issuable upon the exercise of outstanding options granted under the Plan, at a weighted-average exercise price of $1.55 per share.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on $1.55 per share, which is the weighted-average exercise price per share of the outstanding options granted under the Plan.

(4)	Represents 53,569 Ordinary Shares issuable upon the vesting of outstanding restricted stock units granted under the Plan.

(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low prices of the Ordinary Shares, as reported on the Nasdaq Stock Market LLC, on March 10, 2025.

(6)	Represents an aggregate of 4,762,172 unallocated Ordinary Shares reserved for issuance under the Plan, consisting of (i) 2,664,799 Ordinary Shares available for issuance under the Plan and (ii) 2,097,373 Ordinary Shares underlying options and restricted stock units previously granted under the Plan that were forfeited, surrendered, cancelled, terminated or expired, in whole or in part, for any reason other than through exercise without the issuance of shares, that may be made available for subsequent grants under the Plan.